Ex-(a)(1)(iv)

OFFER BY

NUVEEN PREFERRED AND INCOME TERM FUND

To PURCHASE FOR CASH UP to 19,265,404

ISSUED AND OUTSTANDING COMMON SHARES

OF BENEFICIAL INTEREST AT 100%

OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2024

(“EXPIRATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER

TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

July 17, 2024

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated July 17, 2024, of Nuveen Preferred and Income Term Fund (the “Fund”), and a related Letter of Transmittal. Together these documents constitute the “Offer.” The Fund is offering to purchase up to 19,265,404 of its outstanding common shares of beneficial interest, par value $0.01 (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

(1)

The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value per Share (“NAV”) in U.S. dollars as determined by the Fund as of the close of ordinary trading on the New York Stock Exchange on August 14, 2024, or if the Offer period is extended, as of the close of ordinary trading on the NYSE on the newly designated expiration date. The current NAV of the Fund will be calculated daily and may be obtained by calling Georgeson LLC, the Information Agent, toll free at 866-679-9573.

(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)

As described in the Offer to Purchase, the completion of the Offer will be subject to certain conditions, including: (1) the aggregate net assets of the Fund as of the Expiration Date of the Offer must equal or exceed $70 million, or if the offer is extended, as of the close of ordinary trading on the NYSE on the newly designated expiration date, taking into account the amounts that would be paid to shareholders who have properly tendered their Shares, (2) Shares of the Fund must remain eligible for listing on the New York Stock Exchange following consummation of the Offer and (3) the Fund must remain subject to the reporting requirements of the Securities Exchange Act of 1934 following consummation of the Offer. If one or more of these conditions are not met, the Offer will not be completed and the Fund will proceed to terminate on August 31, 2024, its scheduled termination date, unless the Fund’s Board of Trustees extends the term in accordance with the charter documents of the Fund. There will be no proration in the event that the number of Shares properly tendered and not properly withdrawn in the Offer exceeds 19,265,404 Shares, which would result in the Fund having net assets of less than $70 million as of the expiration date of the Offer, or if the offer is extended, as of the close of ordinary trading on the NYSE on the newly designated expiration date, taking into account amounts that would be paid to shareholders who properly tender their Shares. If more than 19,265,404 Shares are properly tendered and not properly withdrawn, the Fund reserves the right to extend the Offer, or to amend the Offer to increase the maximum number of Shares it may purchase, provided that it would continue to comply with the foregoing conditions.

(4)

Tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer, except in the instances described in Section 4, “Payment for Shares,” of the Offer to Purchase.

(5)	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Trustees is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated July 17, 2024, and the Letter of Transmittal, relating to the Fund’s purchase of up to 19,265,404 of its issued and outstanding Shares at 100% of the NAV per Share.

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

☐	All Shares held for the undersigned;

Or

☐	____Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE

Dated:        , 20

Name(s):
(please print)

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